                   ==========================================


                            STOCK PURCHASE AGREEMENT

                                    BETWEEN

                      SPECIALTY EQUIPMENT COMPANIES, INC.

                                AND QUABOES B.V.

                                      And

                   SHAREHOLDERS OF GAMKO HOLDINGS B.V. AND OF

                                 COOLPART B.V.

                             Dated August 11, 1997


                   ==========================================

                            STOCK PURCHASE AGREEMENT

       THIS AGREEMENT is made and entered into as of August 11, 1997 (the "Agreement") among Specialty Equipment Companies, Inc., a Delaware Corporation ("Specialty U.S.") and Quaboes B.V. ("Purchaser"), Argil Beheer B.V., Pe We Beheer B.V., Professional Management Development Europe B.V. ("PMDE"), A.C.M. van Gils, P.W. Van Den Dries and J.B.C. Broos (collectively referred to herein as the "Shareholders" and individually as a "Shareholder").

                                    RECITALS

       Purchaser is a wholly owned subsidiary of Specialty U.S. Argil Beheer B.V., Pe We Beheer B.V. and PMDE (the "Corporate Shareholders") own all of the outstanding capital stock (the "Gamko Shares") of Gamko Holding B.V. ("Gamko"), and A.C.M. van Gils, P.W. Van Den Dries and J.B.C. Broos (the "Individual Shareholders") own all of the outstanding capital stock (the "Coolpart Shares") of Coolpart B.V. ("Coolpart"). Gamko and Coolpart are, together with the Operating Subsidiaries, the Sales Subsidiaries and the Coolpart Holdings, as defined in Section 4.1, collectively referred to herein as the "Corporations." The Corporations are in the business of producing a complete range of professional cooling equipment (the "Business"). Subject to the terms and conditions of this Agreement, Purchaser is purchasing all of the Gamko Shares, Coolpart Shares and the Coolpart Loans from the Shareholders.

       NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I.

               1.1. Purchase of Stock and Loans. On and subject to the terms and conditions set forth in this Agreement, at the Closing the Shareholders shall sell, convey and transfer to Purchaser, free and clear of all liens, charges, security agreements, rights of first refusal or other encumbrances or restrictions, (a) all of the Gamko Shares and Coolpart Shares (sometimes referred to collectively as the "Purchased Shares") and (b) all of their loans to Coolpart ("Coolpart Loans").

               1.2. Purchase Price. The aggregate purchase price for the Purchased Shares and the Coolpart Loans shall be (i) $18,547,751.77, payable at the Closing Time, (ii) $2,060,861.31, payable by deposit into an escrow account as provided in Section 1.3(e), (iii) up to $936,755.14 as provided in Section 1.4., and (iv) Purchaser's assumption of the guarantees made by certain Shareholders with respect to loans to Coolpart from third parties as provided in Section 1.3(d). The payments to the various Shareholders under this Agreement shall be divided among such Shareholders as shown in Schedule 1.2 attached hereto.

               1.3. Closing. The closing of the purchase and sale of the Shares as contemplated by this Agreement (the "Closing") is taking place by the Shareholders transferring the Shares to the Purchaser through the execution by the parties of a separate notarial deed of transfer, before a Netherlands civil law notary at the offices of Nauta

Dutilh in Rotterdam, the Netherlands, at the time and date (which is intended to be August 11, 1997) at which such notary shall have received confirmation that the amount of the Purchase Price payable at Closing has been credited to the notarial third party account. The time and date of the Closing is referred to herein as the "Closing Time."

                        (a)     At or prior to the Closing Time, the
Shareholders shall deliver to Purchaser (i) resignations of all supervisory directors of the Corporations; (ii) an employment agreement for A.C.M. van Gils, executed by Purchaser and Mr. van Gils; (iii) a legal opinion of Asselbergs & Klinkhamer, counsel to the Shareholders, in form satisfactory to Purchaser.

                        (c) On and subject to the terms and conditions set forth in this Agreement, the individual Shareholders hereby assign to Purchaser all of their loans and advances to Coolpart ("Coolpart Loans"), which assignment is, subject to the same conditions, hereby accepted by the Purchaser and acknowledged by Coolpart.

                        (d) On and subject to the terms and conditions set forth in this Agreement, purchaser hereby assumes all obligations of Shareholders with respect to their guarantees of the following loan obligations of Coolpart and agrees to hold them harmless from any liability with respect to such guarantees:

        Shareholder           Date         Payee        Principal Amount
                                                                     DFL
 A.C.M. van Gils                                                 250,000
 A.C.M. van Gils                                                  70,000

 P.W. Van Den Dries                                              250,000
 P.W. Van Den Dries                                               70,000

 J.B.C. Broos                                                    250,000
 J.B.C. Broos                                                     70,000


                        (e) The escrow account shall be an interest bearing account at a branch of ABN AMRO in the Netherlands to secure the Shareholders' indemnification obligations set forth in Article X herein (such escrow account, subject to reductions for application to such indemnification obligations to be disbursed to Shareholders on December 31, 1998 if and to the extent such indemnification obligations have been met).

               1.4. Potential Operations Incentive. Purchaser shall deliver up to $936,755.14 of the Potential Operations Incentive provided for in accordance with Exhibit A to the letter of intent. Specialty U.S. guarantees the performance by Purchaser of its obligations under this Section 1.4.

               1.5 Effective Time. The sale and purchase of the Purchased Shares referred to in Section 1.1 shall be deemed effective as of December 31, 1996 (the

"Effective Time"), and Purchaser shall be entitled to all profits earned between the Effective Time and the Closing.

                       ARTICLE II.  INTENTIONALLY OMITTED

                       ARTICLE III.  INTENTIONALLY OMITTED

          ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

               As an inducement to Purchaser to enter into this Agreement, the Shareholders jointly and severally make the following representations and warranties to Purchaser; except that, (i) with respect to Coolpart and the Coolpart Holdings, the representations made herein are made only to the knowledge of the Shareholders, who have made no investigation of the accuracy of those representations, and (ii) the representations of the Individual Shareholders extend only to Section 4.1(a):

               4.1 Group Structure; Organization and Corporate Power; Subsidiaries; Etc..

                        (a) Gamko owns all the capital stock of Gamko B.V. ("Gamko Operating"), Gamko Kuhltechnik GmbH, Gambo Refrigeration UK Ltd., Gamko Horecatechniek B.V., Eurogram B.V., Gamko Refrigerazione SRL, LePeGe B.V. and 75% of the capital stock of Gamko Refrigeration SARL (collectively the "Subsidiaries"), and A.C.M. van Gils, P.W. Van Den Dries and J.B.C. Broos own all the capital stock of Coolpart B.V., in each case free and clear of all liens, charges, security interests, options, proxies, pledges, voting trusts or agreements, rights of first refusal or other encumbrances or restrictions. Coolpart's ownership in other corporations or entities ("Coolpart Holdings") is as described in Schedule 4.1. The shareholders guarantee that Gamko can buy the remaining 25% of the capital stock of Gamko Refrigeration SARL for DFL 165,000 with settlement of all payment obligations relating to the shares and that the Shareholders will reimburse Gamko in an amount of DFL 82,500 with respect to such purchase.

                        (b) Gamko, Gamko Operating and Coolpart (the "Principal Corporations") have each been duly incorporated and each is validly existing under Netherlands law as "besloten vennootschap met beperkte aansprakelijkheid" (private company with limited liability).

                        (c) There has been no proposal made or resolution adopted (by the competent corporate body(ies)) for the dissolution or liquidation of any of the Principal Corporations, nor do any circumstances exist which may result in the dissolution or liquidation of any of the Principal Corporations, and no proposal has been made or resolution adopted (by the competent corporate body(ies)) for the statutory merger ("juridische fusie") of any of the Principal Corporations with any other entity or for a split ("splitsing") of any of the Principal Corporations.

                        (d) None of the Principal Corporations has been declared bankrupt or been granted a moratorium of payments, nor has any applied for a declaration of bankruptcy or a moratorium of payments.

                        (e) The articles of association of Gamko and Gamko Operating read in conformity with the copies thereof attached hereto as
Schedule 4.2(e).

                        (f) Gamko and Gamko Operating, respectively, are registered in the Trade Register at Breda (number 44156) and Breda (number 16069).

                        (g) Neither Gamko nor Gamko Operating has any managing directors ("statutair directeuren"), supervisory directors ("commissarissen") or proxyholders ("procuratiehouders") other than the persons named in the extract(s) referred to in Section 4.1(f).

                        (h) Both Gamko and Gamko Operating have fully complied with all obligations set forth in Articles 2:252 et seq Dutch Civil Code to the extent that such Articles apply to them.

                        (i) The Corporations are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and are qualified to do business as a foreign corporation in all other jurisdictions in which the failure to qualify would have a material adverse effect on the business; financial condition; operating results; employee, customer or supplier relations; assets; operations or business prospects of either of the Corporations. The Corporations have all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate their properties and to carry on the Business as now conducted. Copies of the Corporations' Articles of Incorporation, By-laws and other similar corporate governance documents have been furnished to Purchaser and reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

                        (j) Gamko Operating has no branches and has over the past three years owned no branches.

               4.2 Capital Stock; Coolpart Loans. (a) The authorized capital stock of the Corporations is set forth in the balance sheet. All of the issued and outstanding capital stock of Gamko is owned of record and beneficially by the Corporate Shareholders, in all cases, free and clear of all liens, charges, security interests, options, proxies, pledges, voting trusts or agreements, rights of first refusal or other encumbrances or restrictions. All of the outstanding capital stock of the Corporations has been duly authorized and is validly issued, fully paid and nonassessable. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock of the Corporations or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Corporations. There are no agreements or other obligations (contingent or otherwise) which may require the Corporations to repurchase or otherwise acquire any shares of their capital stock. There are no outstanding or authorized stock appreciation rights, phantom stock or similar rights with respect to the Corporations. There are no grounds on the basis whereof any issue of the Shares may be invalidated.

                        (b) No Corporation has issued any founders' shares, which do not form part of the Purchased Shares.

                        (c) No Corporation has issued any profit sharing certificates ("winstbewijen") or granted any other rights under its articles of association to share in the profits ("statutaire winstrechten") or the general reserves of the Company, nor issued any other rights to third parties (including employees) entitling such third parties to share in the profits or the general reserves of such Corporation.

                        (d) No proposal has been made respecting any Corporation and no resolution has been adopted to issue additional shares; no rights, including options, have been granted, relating to unissued shares or shares which have been repurchased by the Corporation.

                        (e)  No depository receipts of shares in any
Corporation have been issued with the cooperation of the Corporation.

                        (f) No restrictions on the transfer of the Shares ("blokkeringsbepalingen") other than those set forth in the articles of association of the Company are in effect.

               4.3 Authorization; No Breach. The execution, delivery and performance of this Agreement by the Shareholders and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, (v) result in the creation of any lien, security interest, charge or encumbrance upon any of the capital stock or any assets of the Corporations, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or By-laws of the Corporations or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company is bound or affected or any law, statute, rule or regulation to which the Corporations or the Shareholders are subject, except such which have been obtained or shall be obtained prior to the date of the Closing.

               4.4 Closing Time. For the purposes of indemnification, all of the representations and warranties of the Shareholders in this Article IV and elsewhere in this Agreement and all information set forth in any Schedule attached hereto or in any certificate delivered to Purchaser are true and correct at the Closing Time.

               4.5      Annual Accounts; Accounts Receivable.

                        (a) The Shareholders have delivered to Purchaser financial statements for Gamko and its consolidated subsidiaries for 1994, 1995 and 1996 audited by BDO ("Annual Accounts"). Such Annual Accounts:

                        (i) unless explicitly disclosed in the explanatory notes, have been prepared in accordance with all applicable GAAP requirements applied on a consistent basis;

                        (ii) give a true and fair view of the assets and liabilities and of the net asset value, the financial position, solvency, liquidity and results of the companies reported on at the date and for the period indicated;

                        (iii) are not distorted by items of an unusual or non-recurring nature nor are they affected by the results of transactions with persons or entities directly or indirectly related to the Shareholders [save as explicitly disclosed in the explanatory notes]; and

                        (iv) use valuation bases ("waarderingsgrondslagen") that are accepted under all applicable GAAP requirements and can equally be used in the future.

                        (b) None of the Corporations has any liability for any refunds, allowances, returns or discounts in respect of products manufactured, processed, distributed, shipped or sold by or for the account of the Corporations except to the extent of the reserves and liabilities therefor reflected on the applicable Balance Sheet in accordance with GAAP and except as otherwise incurred in the ordinary course of business. Where receivables arose out of secured transactions, all financing statements and other instruments required to be filed or recorded to perfect the title or security interest of the Corporations have been properly filed and recorded. After the Effective Time, no Corporation shall have any obligation pursuant to any Rule of any Governmental Authority (whether in bankruptcy or insolvency proceedings or otherwise) to repay any receivables collected by the Corporation prior to the Effective Time or any receivables reflected on the Closing Balance Sheet which the Corporation collects after the Effective Time.

                4.6     Absence of Certain Changes or Events.

                        (a) Since December 31, 1996, there has not been, nor does any Shareholder know (or have reason to know) of any development or threatened development which may reasonably be expected to cause any material adverse change in the financial condition, net worth, assets, liabilities, personnel, prospects or operations of the Corporations, taken as a whole, or the ability of any Shareholder to execute, deliver and perform this Agreement and the other Transaction Documents to which such party is a signatory or bound (collectively, "Material Adverse Effect").

                        (b) Except as set forth in the Annual Report for 1996, except for compensation for services paid to employees in the ordinary course of business, consistent with past practices, since January 1, 1997, no dividend or other distribution (whether in cash, stock or otherwise) has been or shall be made, declared or set aside by any Corporation to or for the benefit of any Holder.

               (c) Since December 31, 1996, each Corporation has conducted its' business only in the ordinary course using its best efforts to maintain that business and, without limiting the foregoing, no Corporation has:

               (i) created or suffered to exist any Liens (except for Liens for taxes not yet delinquent) or restrictions with respect to any of its assets;

               (ii) incurred or assumed any Indebtedness for Borrowed Money or become bound to repay prematurely any Indebtedness for Borrowed Money;

               (iii) forgiven or canceled any debts or claims, waived any rights or discharged or satisfied any Lien or paid any liability or obligation, other than current liabilities in the ordinary course of business;

               (iv)  changed its credit or collection policies or practices;

               (v) increased the rate or terms of compensation (including termination and severance pay) payable or to become payable to any of its directors, officers, employees or independent contractors, or increased the rate or terms of any bonus, insurance, pension or other employee benefit plan, program or arrangement made to, for or with any such directors, officers or employees, except increases occurring in the ordinary course of business consistent with past practice or as required by applicable law, or entered into any employment, consulting, severance or termination agreement with any such Person or made any promises with respect thereto or disclosed the terms of the Letter of Intent to any Gamko or Coolpart employee affected thereby;

               (vi) made any loan or advance to any of its Shareholders, officers, directors, employees, consultants, agents or other representatives, or made any other loan or advance otherwise than in the ordinary course of business;

               (vii) waived any significant rights relating to its business;

               (viii) experienced any significant damage, destruction or loss to the properties or assets owned, leased or used by the Corporation, whether or not covered by insurance;

               (ix)  changed its financial or tax accounting
               principles or methods, except insofar as may be required by a change in GAAP (or other applicable generally accepted accounting principles);

               (x) changed, or authorized any change, in its charter documents or bylaws;

                        (xi) purchased, redeemed, issued, sold, pledged, encumbered or otherwise acquired or disposed of any shares of capital stock or other equity securities of a Corporation, or granted any options, warrants or other rights to purchase, or convert any obligation into, shares of capital stock or any evidence of a indebtedness or other securities of the Corporation;

                        (xii) changed any of its business policies, including advertising, licensing, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget and product acquisition policies, in each case, other than in the ordinary course of business and where such change, singly or together with other such changes, will not have a Material Adverse Effect;

                        (xiii) sold, leased, licensed, abandoned or made any other disposition of any of its properties or assets or made any acquisition (by merger, consolidation or acquisition of stock or assets) of all or any part of the properties, assets or business of, or any equity interest in, any other Person, in each case, other than in the ordinary course of business and where such change, singly and together with other such changes, will not have a Material Adverse Effect;

                        (xiv) amended, terminated or failed to renew, or received any threat to terminate or fail to renew, any Contract (as hereinafter defined) or other agreement other than in the ordinary course of business and where such amendment, termination, failure to renew or threat, singly and together with other such actions, shall not have a Material Adverse Effect;

                        (xv) failed to pay trade payables of its business in the ordinary course of business or done anything to affect adversely its relationship with customers, suppliers or employees; (xvi) amended or modified any Plans, or adopted any employee benefit plan, agreement, arrangement, commitment, policy or practice;

                        (xvii) agreed, in writing or orally, to do any of the foregoing; or

                        (xviii) without limiting the foregoing, entered into any material transactions affecting any of their assets, their business, or the operations, prospects or financial condition of the Corporations, taken as a whole, other than in the usual and ordinary course of business.

               4.7      Compliance with Laws.

                        (a) There are no licenses, permits, franchises, authorizations, registrations and approvals (the "Licenses") issued or granted to the Corporations by any Governmental Authority other than as set forth in
Section 4.23.

                                (b)  Since January 1, 1992, no Corporation has
received any notification of any asserted present or past failure by the Corporation to comply with any Rules, and no Corporation failed to comply with any Rule prior to January 1, 1992, which failure could interfere with its business (before or after the Closing) or result in the imposition of any penalty or fine or the assessment of any damages against the Corporation.

                                (c)  To the best knowledge of the Shareholders,
none of (i) the Corporations, or any of their respective officers or employees nor (ii) any supplier, distributor, licensee or agent or any other Person acting on behalf of a Corporation has, with respect to a transaction between any of the aforementioned Persons and a Corporation, (x) made or received any payments in violation of any Rule, including any contribution, payment, or gift of funds or property to any governmental official, employee or agent where either the contribution, payment, or gift, or the purpose thereof, was illegal under the laws of any federal, state, local or foreign jurisdiction, (y) provided or received any services in violation of any Rule, or (z) since January 1, 1992, made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office in an amount in excess of $2,500. No Shareholder has, and to the best knowledge of the Shareholders, no officer, agent or employee of a Corporation has, directly or indirectly, requested, directed or authorized any Person to take any of the actions described in the foregoing clauses (x) through (z).

                                (d)  Neither Gamko nor Gamko Operating is a
party to any agreement or arrangement which contravenes the Act on Economic Competition ("Wet Economische Mededinging") or which is or should have been registered under the aforementioned Act or was or should have been noted to the European Commission under Article 85 of the EC Treaty; and neither has received any notice, summons or official request of any kind from the European Commission or from the authorities in the Netherlands or in any other country, competent in anti-trust matters, with respect to any aspect of the Company's activities.

                                (e)  The works council of the Corporations has
rendered positive advice on the transactions contemplated hereby in accordance with Article 25 of the Netherlands Works Councils Act, and Shareholders have delivered satisfactory evidence thereof;

                                (f)  Consultation with the trade unions of the
Corporations and the Netherlands Social Economic Council ("Sociaal- Economische Raad": "SER") pursuant to the SER Merger Code has been completed in a satisfactory manner.

                       4.8      Taxes.

                                (a)  Each Corporation has accurately prepared
and timely filed all required national, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes relating or attributable to the Corporation or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law in all material respects. For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all national, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts. Each Corporation and Subsidiary has timely paid all Taxes required to be paid with respect to such Returns and has withheld with respect to its employees all national and state income taxes, all health and unemployment compensation taxes, and other Taxes it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party and has remitted the same to the applicable governmental authority. The accruals for Taxes on the books and records of each Corporation are sufficient to discharge the Taxes for all periods (or the portion of any period) ending on or prior to the Closing Date. No Corporation has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, proposed or assessed against any Corporation, nor since January 1, 1992, has any Corporation executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. No audit or other examination of any Return of any Corporation is presently in progress nor, since January 1, 1992, has Corporation received written notice from a Governmental Authority indicating an intent to open any such audit or other examination. No Corporation has any liabilities for unpaid Taxes, whether asserted or unasserted, known or unknown, contingent or otherwise, and the Shareholders have no knowledge of any basis for the assertion of any such liability attributable to any Corporation or their respective assets or
operations.   No Corporation is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement. Gamko has provided, or made available, to Purchaser copies of all national, state, local and foreign income, employment and all sales and use Tax Returns of each Corporation for all periods since 1991 as well as for any other period that remains open. There are (and as of immediately following the Closing there shall be) no Liens on the assets of the Corporations relating to or attributable to Taxes, except for Liens for Taxes not yet delinquent. The Shareholders have no knowledge of any basis for the assertion of any Claim which, if adversely determined, would result in Liens on the assets of any Corporation or Subsidiary. There is no Contract, including the provisions of this Agreement, covering any employee or former employee of any Corporation that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Dutch income tax law. No Corporation shall be required: (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date; (B) as a result of any agreement with a taxing authority, to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date; (C) as a result of any sale occurring on or prior to the Closing Date and reported on the installment method, to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date; or
(D) as a result of any prepaid amount received on or prior to the Closing Date, to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

                                (b)  None of the Corporations nor any
Subsidiary is subject to any penalty by reason of a violation of any order, rule or regulation of, or a default with respect to any return, report or declaration required to be filed with, any Governmental Authority to which it is subject, which violations or defaults, individually or in the aggregate, would have a Material Adverse Effect on its business.

                        4.9 Undisclosed Liabilities. Notwithstanding any limitations or qualifications of, or exceptions to (whether in a Schedule attached hereto or otherwise) any other representation and warranty contained in this Article IV, (a) no Corporation has any obligation or liability, absolute, or contingent, known or unknown, liquidated or unliquidated, whether due or to become due, accrued or unaccrued and regardless of when or by whom asserted (collectively "Liability") which is not fully shown or provided for in the Year End Balance Sheet of each Corporation and its consolidated Subsidiaries (or the notes thereto) and (b) as of the Closing Date, no Corporation shall have any Liability not shown or provided for in the Closing Balance Sheet, except, in each case: (i) under the executory portion of any Contract by which the Corporation is bound on the date of the applicable Balance Sheet and (A) which was made in the usual and ordinary course of business, (B) which, if required by this Agreement, is disclosed in a Schedule hereto, and (C) the existence of which does not otherwise constitute or result from a breach of any representation, warranty or covenant of this Agreement or a breach or default by the Corporation under any Contract; (ii) current liabilities incurred in the usual and ordinary course of business subsequent to the date of the applicable Balance Sheet, the existence of which does not (and will not) otherwise constitute or result from a breach of any representation, warranty or covenant of this Agreement or from a breach or default under any Contract; and (iii) liabilities for returns incurred in the ordinary course of business consistent with amounts incurred during similar periods in prior years. Disclosure of any Liability on any Schedule to this Agreement shall not in itself relieve any Shareholder from obligations of a Corporation or one or more Shareholders under this Agreement, whether pursuant to Article VII or otherwise.

                        4.10    Real Estate.

                                (a)  There is no real property owned by any of
the Corporations. All real property utilized by the Corporations is leased or subleased.

                                (b) An accurate, correct and complete list of
all real property leased or subleased by any Corporation, including identification of the lease or sublease, street address and list of contracts, agreements, leases, subleases, options and commitments, oral or written, affecting such real estate or any interest therein to which the Corporation is a party or by which its interest in real property is bound (collectively the "Real Estate Leases") has been shown during due diligence and handed over in copy. The relevant Corporation has been in peaceable possession of the real property covered by each Real Estate Lease (the "Rental Real Estate," together with the Owned Real Estate, the "Real Estate") since the commencement of the original term of such lease, and has performed all obligations required to be performed by it to date under such lease. Gamko has delivered to Purchaser accurate, correct and complete copies of each Real Estate Lease. Neither the Real Estate Leases nor the leasehold interest of a Corporation with respect to the Rental Real Estate is subject to any Liens that have arisen out of any action or omission taken by the Corporation; and none of such Rental Real Estate is subject to any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments which adversely affect the value to the Corporation (as applicable) of the leasehold interest therein or which interfere with or impair the present and continued use thereof in the usual and normal conduct of its business as presently conducted.

                                (c)  To the best knowledge of the Shareholders,
the corporations (including their predecessors) have owned, leased or subleased no parcel of real property since 1985, other than that which is currently owned, leased or subleased. The buildings, structures and improvements situated on each such parcel which is currently owned, leased or subleased by any Corporation and appurtenances thereto are in good condition (subject to normal wear and tear), and as such are adequate to conduct its business as presently conducted. Neither the whole nor any portion of any Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received.
To the best knowledge of the Shareholders, no such condemnation, requisition or taking of the Real Estate is threatened. There are no public improvements pending or threatened which may result in special assessments against or otherwise affect the Real Estate.

                                (d)  The Owned Real Estate and, to the best
knowledge of the Shareholders, the portions of the Rental Real Estate leased or otherwise possessed or used by the Corporations, are in compliance with and include all rights necessary to assure compliance with, and all buildings, structures, other improvements and fixtures on such Real Estate and the operations of the Corporations in or about any Real Estate therein conducted, conform in all material respects to all applicable health, fire, environmental, safety, zoning and building Rules. The Real Estate includes all rights to any off-site facilities necessary to ensure compliance with all applicable Rules. The zoning of each parcel of Owned Real Estate permits the existing improvements and the continuation following the Closing of the business as presently conducted thereon. The Corporations have all easements and rights necessary or appropriate to conduct their operations. The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not result in the imposition of any transfer or other tax with respect to the Real Estate.

                                (e)  None of the Owned Real Estate and, to the
best knowledge of the Shareholders, the portions of the Rental Real Estate leased or otherwise possessed or used by the Corporations, in either case only to the extent located in the Netherlands:

                                (i) is affected by any governmental measures promulgated or announced in writing pursuant to the Housing Act ("Woning Wet") which have not yet been implemented, and such Real Estate includes no vacant buildings within the meaning of the Vacant Property Act ("Leegstand Wet");

                                (ii) has been placed on a list of historical buildings or any such list of a provisional character;

                                (iii) has been granted any government subsidy which would or does impose conditions which must still be fulfilled in connection with the use and general classification of the property;

                                (iv) has been improved without the necessary licenses or permits.

                                (v)  needs to be offered for sale to the
                                municipality in which it is located or is affected by any urban renewal plan or any ordinance under the Act on Urban and Village Renewal ("Wet op de stads-endorpsvernieuwing") affecting such Real Estate; or

                                (vi)  is the subject of any present plans
                                involving a plan or ordinance of the type referred to in the preceding paragraph for the expropriation or (if applicable) that could result in premature termination of a lease agreement.

                        4.11 Ownership of Assets; Liens. Except as set forth in the 1996 Annual Report, all properties and assets owned by any Corporation are free and clear of all Liens except for Liens (a) for taxes not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (b) in an amount which, together with all other Liens excluded pursuant to this Section 4.11(b), is less than DFL 50,000, and (c) on assets leased or licensed by any Corporation as described in any Schedule, in which case the Corporation holds a leasehold or licensed interest free and clear of all other Liens except for the lessor's or licensor's interest therein. All of the assets of the Corporations are owned or leased by them and are in good condition in accordance with industry practice (subject to normal wear and tear) and as such are adequate to conduct their business as presently conducted. The Shareholders do not have an ownership interest in any of the assets of the Corporations and no assets or properties used in or by the business of any Corporation are held by any Corporation on consignment or other title retention arrangement. Following the Effective Time, the Corporations will have good and marketable title to all of the assets of the Corporations, free and clear of all Liens, except as set forth in the 1996 Annual Report.

                        4.12    Personal Property.

                                (a)  Intentionally omitted.

                                (b)  An accurate, correct and complete list of
all leases of personal property used in the operations of any Corporation which require aggregate payments by any Corporation during the life of such lease in excess of DFL 50,000 (the "Personal Property Leases") has been handed over to Purchaser. The relevant Corporation has been in peaceable possession of the property covered by each Personal Property Lease since the commencement thereof. Gamko has delivered to Purchaser an accurate, correct and complete copy of each Personal Property Lease.

                        (c) The machinery, equipment, tools, dies, die sets, patterns, designs, molds, hardware, spare parts, computers, motor vehicles, furniture, appliances, fixtures, leasehold improvements and other personal property owned, leased or used by each Corporation are sufficient and adequate to permit it to carry on its business as presently conducted, are in good operating condition and repair (subject to normal wear and tear), and no such item or the use thereof violates any Rule in any material respect. No Corporation holds any personal property of any other Person pursuant to any consignment or similar arrangement, and no other Person has any right, title or interest in such personal property except as lessor or licensor. No other Person holds any personal property of any Corporation pursuant to any lease, consignment or similar arrangement, and no other Person has any right, title or interest in such personal property of a Corporation.

                4.13 Inventory. All items of Inventory reflected on the Year End Balance Sheet or acquired by a Corporation after the date thereof and prior to the Closing (a) are (and shall be) of a quality usable or saleable in the ordinary course of the business as conducted by the Corporation prior to Closing and are of a quantity sufficient to enable Gamko to carry on its business as currently conducted, and (b) are (and will be) carried at amounts which reflect valuations pursuant to the Corporation's normal inventory valuation policy.

                4.14 Brokers' Fees and Commissions. None of the Shareholders, and neither any Corporation nor its respective directors, officers, employees or agents has employed any investment banker, broker or finder in connection with the transactions contemplated hereby.

                4.15 Proprietary Property. Each Corporation owns, on an exclusive basis free and clear of all Liens, or has, except as set forth in Schedule 4.15, the exclusive right to use all of the Proprietary Rights, including the Proprietary Rights identified in Schedule 4.15, that are used in or necessary for the conduct of such Corporation's business as presently being conducted. All rights of all Corporations in and to the Proprietary Rights shall be unaffected by the transactions contemplated by this Agreement, provided any applicable requirements of the United States Patent and Trademark Office or the comparable governmental authority in the Netherlands are complied with. Except as set forth on Schedule 4.15, no Corporation has given or received any notice of any pending conflict with or infringement of the rights of others with respect to any Proprietary Rights or with respect to any license of Proprietary Rights under which that Corporation is licensor or licensee. Except as set forth on Schedule 4.15, no Claim is pending, nor, to the best knowledge of any Shareholder, threatened, which involves Proprietary Rights.
No Corporation is subject to any judgment, order, writ, injunction or decree of any Governmental Authority, or has entered into or is a party to any contract which restricts or impairs the use of any such Proprietary Rights. To the best knowledge of the Shareholders, no Proprietary Rights owned, used or under development by any Corporation, and no services or products sold by any Corporation, conflict with or infringe upon any proprietary rights of any third party. No Corporation has entered into any consent, indemnification, forbearance to sue or settlement agreement with respect to Proprietary Rights and no Claims have been asserted by any Person with respect to the validity of, or the Corporation's ownership of, or right to use, the Proprietary Rights, and there is no basis for any such Claim. The Proprietary Rights are valid, have not lapsed and, to the best knowledge of the Shareholders, are enforceable, and no application, patent or registration relating thereto has lapsed, expired or been abandoned or canceled or is the subject of cancellation or other adversarial proceeding, and all pending applications are in good standing and not opposed. To the best knowledge of the Shareholders, no Person is infringing on or violating the Proprietary Rights owned or used by any Corporation or any of the Subsidiaries.

                        4.16 Products Liability. There are no Claims by or before any court or Governmental Authority pending or, to the best knowledge of any Shareholder, threatened against or involving any Corporation relating to any product alleged to have been processed, manufactured, serviced or sold by any Corporation and alleged to have been defective, or improperly processed, manufactured or labeled; nor is there any valid basis for any such Claim.
Third Party Claims after the Closing pursuant to warranties issued in connection with product manufactured or sold by any Corporation prior to the Effective Time will not exceed the level of warranty claims historically experienced by such Corporation for comparable earlier periods.

                        4.17    Contracts.

                                (a)  No Corporation is a party to any Contract
with any officer, director or employee of any Corporation (i) the benefits of which are contingent or accelerated, or the terms of which are materially altered, upon or affected by the occurrence of transactions contemplated by this Agreement or the other Transaction Documents, or (ii) the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

                                (b)  Each of the contracts, instruments,
mortgages, notes, security agreements, guarantees, leases, agreements or understandings, whether written or oral, express or implied (collectively the "Contracts"), to which any Corporation is a party which relates to or affects its business or the assets, properties or operations of the Corporation or to which the Corporation or its assets, properties or operations may otherwise be bound or subject is, to the extent such Contract is a Material Contract (as defined below), listed in the Annual Report of December 31, 1996. All Contracts are valid and binding upon the relevant Corporation, and, to the best knowledge of the Shareholders, except as set forth in listed in the Annual Report of December 31, 1996, enforceable against the other parties thereto in accordance with their respective terms. Each Corporation has performed all obligations required to be performed by it under all Material Contracts to which it is a party or otherwise bound. No Corporation is in default under any Material Contracts to which it is a party or otherwise bound, nor to the best knowledge of any Shareholder is any other party to any Material Contract in default thereunder, nor does any condition exist which, with notice or lapse of time or both, would constitute a default by a Corporation, or, to the best knowledge of the Shareholders, by any other party thereunder. The Annual Report of December 31, 1996 further sets forth all Material Contracts currently in negotiation or proposed by a Corporation of a type which, if entered into, would be required to be listed in the Annual Report of December 31, 1996 or in any Schedule to this Agreement. True and complete originals or copies of all written Material Contracts have been delivered by Gamko to Purchaser or its representatives and accurate summaries of all oral Material Contracts have been prepared by Gamko and delivered to Purchaser. For purposes of this Agreement, a "Material Contract" shall mean a Contract other than (i) Contracts (excluding Supply and Purchase Contracts) for the purchase of raw materials, packaging materials and supplies and the sale of finished goods, by-products and used machinery and used equipment made in the ordinary course of business, (ii) Contracts not otherwise required to be disclosed in this Article IV involving annual payments, individually or in the aggregate, of DFL 50,000 or less, or (iii) Contracts terminable by a Corporation upon 30 days' notice without penalty, payment or other obligation. The term "Supply and Purchase Contracts" means (a) any oral or written Contracts involving the purchase of raw materials, packaging materials and supplies, which either (i) provide for purchasing on an exclusive basis, or
(ii) pursuant to which payment (whether in cash or other property) will exceed, in the aggregate, DFL 50,000 during any twelve-month period, or (iii) which cannot be cancelled without Liability to the Corporation or its Subsidiaries on 30 days' notice, and (b) any oral or written Contracts for the sale of finished goods, by-products, used machinery or used equipment which are either (i) requirements contracts, or (ii) involve receipt by a Corporation of cash or other property in excess of DFL 50,000, in the aggregate, in any twelve-month period, or (iii) which cannot be cancelled without Liability to a Corporation on 30 days' notice.

                                (c)  Neither Gamko nor Gamko Operating is a
party to any cartel agreement or arrangement or other agreement or arrangement restricting or potentially restricting competition, nor is either Gamko nor Gamko Operating bound by any regulation or decision issued or taken by any branch organization which leads or may lead to a restriction of competition.

                                (d)  Neither Gamko nor Gamko Operating has
granted any powers of attorney to third parties (including any of its employees) authorizing such third parties to represent such Corporation in general or for any special purpose other than those handed over during due diligence and registered with the Chamber of Commerce.

                        4.18 Litigation. There are no claims, actions, suits, proceedings or disputes pending or, to the best knowledge of the Shareholders, threatened, nor, to the best knowledge of the Shareholders, are there any pending or threatened investigations (any pending or threatened claims, actions, suits, proceedings, disputes or investigations being collectively called "Claims"), before any Governmental Authority, or before any arbitrator of any nature, brought by or against any Corporation, any of their officers, directors, stockholders, employees or agents, or a Shareholder involving, affecting or relating to the business of that Corporation, or the transactions contemplated by this Agreement or the other Transaction Documents, nor to the best knowledge of the Shareholders is there any basis for any such Claim. Neither the Corporation, the Shareholders, nor any of their respective businesses, assets or properties is subject to any rule, award, injunction or decree of any Governmental Authority.

                        4.19  Employee Plans.

                                (a)  Gamko has delivered to Purchaser an
accurate, correct and complete copy of each employee pension, welfare or benefit plan ("Plan").

                                (b)  All Plans (and related trusts and
insurance contracts) comply in form and in operation with the applicable requirements of applicable Dutch and EU law. Plans are "tax qualified," if relevant, and the relevant tax authority has taken no action to revoke any such letter and, to the best knowledge of the Shareholders, there is nothing that would cause the relevant tax authority to take action to revoke any such letter.

                                (c)  All required reports and descriptions with
respect to all Plans have been properly filed with the appropriate government agency and distributed as required by law to employees and/or their beneficiaries and the Corporation and the Subsidiaries have complied with the relevant requirements of Dutch Law.

                                (d)  With respect to all Plans, all
contributions which are due (including all employer contributions and employee salary reduction contributions) have been paid to such Plans, and all contributions for periods prior to the Closing Date which are not yet due have been made or accrued. With respect to all Plans, all premiums and/or contributions, whether or not due, for prior plan years and the current plan year for the period ending on the Closing Date have been paid or accrued. None of the Plans maintained by the Corporation or the Subsidiaries has any Liabilities which are not funded or otherwise accrued.

                                (e)  Intentionally omitted.

                                (f)  With respect to each Plan, (i) there have
been no prohibited transactions as defined in relevant Dutch or EU law or regulation, (ii) no fiduciary (as defined in relevant Dutch or EU law or regulation) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the Plan, (iii) no fiduciary has engaged in any transactions with respect to the Plan which could subject any Corporation, any fiduciary, any plan administrator or any party dealing with any such Plan to either a civil penalty assessed pursuant to relevant Dutch or EU law or regulation or the tax or penalty on prohibited transactions imposed by relevant Dutch or EU law or regulation, and (iv) no Claims with respect to the assets thereof are pending or, to the Shareholders' best knowledge, threatened, and, to their best knowledge, there are no facts which would give rise to or could reasonably be expected to give rise to any such Claims against any Plan, any fiduciary with respect to such Plans or the assets of such Plans.

                                (g)  With respect to each Plan, to the extent
applicable, Gamko has furnished to Purchaser true and complete copies of (i) the current Plan documents, summary plan descriptions, any other document filed or required to be filed with a governmental agency since January 1, 1996 or any document distributed since January 1, 1996 to any employee, participant or beneficiary of such Plan pertaining to benefits provided under such Plan, (ii) the most recent determination letter received from the tax authority, indicating that the Plans satisfy the requirements of relevant Dutch or EU law or regulation and a copy of the most recent determination letter received from the tax authority, (iii) the most recent annual report and, with respect to any defined benefit pension Plan, or any Plan which provides post-retirement medical benefits, a copy of the most recent actuarial report, and (iv) all related trust agreements, insurance contracts or other funding agreements which implement the Plans.

                                (h)  Without limiting the foregoing, no Plans
are subject to any foreign Rules.

                        4.20    Labor and Employee Matters.

                                (a)  No present or former employee or
independent contractor performing services for any Corporation (and no agent or representative of any such employee or independent contractor) has a Claim pending or, to the best knowledge of any Shareholder, has threatened to make a Claim against any Corporation (under any Rule of any Governmental Authority or otherwise).

                                (b)  Each Corporation is and has been in
compliance in all material respects with all applicable Rules respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational health and safety, severance, termination or discharge, collective bargaining and the payment of employee welfare and retirement and other taxes, and is not engaged in any unfair labor practice.

                                (c)  No Corporation is a signatory or party to,
or otherwise bound by, a collective bargaining agreement (or any other agreement with any labor organization) which covers employees of any Corporation, and there is no activity or proceeding of any labor organization (or representative thereof) to organize any unorganized employees of any Corporation except for the C.A.O. for the metallurgical industry. Since January 1, 1992, no Corporation has experienced any material work stoppage, and there is not any labor dispute, grievance, slowdown, lockout, strike, work stoppage or other collective labor action in effect, pending or threatened against or affecting the business of any Corporation.

                                (d)  Gamko has furnished to Purchaser true and
correct copies of all labor contracts and documents.

                                (e)  The Corporation is currently not obligated
to any severance, compensation or other remuneration or benefit to any former directors, employees and independent contractors.

                                (f)  Intentionally omitted.

                                (g)  The Corporations have no obligation,
whether legally or established by custom, to pay to any of their current or former employees, managing directors or supervisory directors any salary, fringe benefit or premium, or to make any pension contribution with respect to such person save as reflected in the Annual Accounts. The pensions for employees of the Corporations are insured. After the Closing, the pensions can continue to be insured through this company. All premiums on pension insurance that have fallen due have been fully and timely paid. The funding of this pension insurance is sufficient to enable the Corporations to meet their obligations to the beneficiaries.

               4.21     Intentionally omitted.

               4.22 Insurance. All Insurance has been issued under valid and enforceable policies or binders, and all such policies or binders are in full force and effect and are in amounts and for risks, casualties and contingencies customarily insured by enterprises with similar operations and are adequate to protect the properties and business of the Corporations. There are and have been no inaccuracies in any application for Insurance policies, nor any failure to pay premiums thereon when due. There are no pending or asserted claims against any Insurance as to which any insurer has denied liability, and there are no claims under any Insurance that have been disallowed or improperly filed. Gamko shall, to the knowledge of the Shareholders, have no Liability for any healthcare, medical, disability, death benefit or similar expenses of any director, officer or employee of any Corporation or any other Person which are the result of injuries or illnesses which occurred prior to the Effective Time (regardless of when such expenses are incurred), except to the extent of the reserves therefor reflected on the Closing Balance Sheet in accordance with GAAP; provided, however, that no breach of this representation shall relieve Gamko of obligations expressly undertaken by it under any Transaction Document to provide employee benefits.

               4.23     Hazardous Substances.

                        (a) The Corporations are and have been at all times in compliance with the relevant environmental laws, and all other applicable national, state, local and foreign laws, statutes, ordinances, judgments, rulings and regulations relating to any matter of pollution or of environmental regulation or control or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of toxic or hazardous substances or hazardous wastes or other pollutants, contaminants, petroleum products or chemicals (collectively, "Hazardous Substances") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or sub-surface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (the "Environmental Laws").

                        (b) Except as reflected in the Nuisance Act permits, the Environmental Control permits and the STEK permit handed over during due diligence, the Corporations are not required to obtain or maintain any permits, licenses or other authorization with respect to the operation of their businesses under the Environmental Laws, including, without limitation, those which are required (i) to operate or install any equipment or facilities and
(ii) to generate, store, handle, transport, discharge, emit or dispose of Hazardous Substances used or generated by the business and the assets of the Corporations (the "Environmental Permits").

                        (c) There are no polychlorinated biphenyls ("PCBs") nor asbestos products or by products generated, treated, stored, disposed of, or otherwise deposited in or located on any of the Real Estate of the Corporation or its Subsidiaries and there are no above ground or underground storage tanks located on any of the Real Estate.

                        (d) There has been no "release" of Hazardous Substances on, from or under any of the Real Estate or to the best of the Shareholders' best knowledge any other property from which the business of the Corporations has been or is being conducted.

                        (e) No Corporation has received any notice or other information that it has any potential liability with respect to the cleanup of any site at which Hazardous Substances have been generated, treated, stored, discharged, emitted or disposed of, and there are no past or present events, conditions or circumstances which may interfere with or prevent compliance or continued compliance by Gamko, conducting, after the Closing, its business in a manner similar to that of the Corporations in accordance with applicable current Environmental Laws or with any order, decree, judgment, injunction, notice or demand issued, entered, promulgated or approved thereunder, or which may give rise to any common law or other legal liability, including, without limitation, liability under any current Environmental Laws or which otherwise form the basis under the current law of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of Hazardous Substances by any of the Corporations or as a result of any act or omission of any of the Corporations.

                        (f) The Corporation has made available, and Purchaser has had access to, a materially correct summary of all information in the possession or control of any Corporation on Hazardous Substances used in the conduct of its business.

                        (g) No Corporation has entered into any commitment (binding or otherwise) with any authority or any third party for the removal of Hazardous Substances present at any of the Owned Real Estate or the Rental Real Estate at any period of time owned, leased or used by such Corporation or for the remediation or containment of pollution of the soil and ground water (including deep ground water) forming part of such real properties. All waste generated by the Corporations has been and will continue to be transported, stored, treated or disposed in such a way that the Corporation is and shall not become liable for damages, fines, penalties or any environmental response costs (including costs of environmental investigation and/or clean up or other mitigation by or through any authority) or any other costs or expenses under or pursuant to any Environmental Law. All waste generated by the operations of the Corporations in the Netherlands are exclusively delivered to a holder of a valid license under the Chemical Waste Act ("Wet Chemische Afvalstoffen"). The Corporations have implemented adequate precautions to avoid the release into the environment of any Hazardous Substances, and the Corporations have taken such other precautions as are prescribed by the Environmental Laws.

                        (h) All written environmental assessments or impact reports on the Real Estate done for or received by any Corporation within the last five years of the date of this Agreement have been delivered in the course of due diligence.

               4.24 Transactions with Insiders. Except for the Coolpart loans, no Insider: (a) owns, directly or indirectly, any debt, equity or other interest or investment in any corporation, association or other entity which is a competitor, lessor, lessee, customer, supplier or advertiser of any Corporation (excluding ownership of less than one percent of the outstanding securities of an entity whose equity securities are publicly traded); (b) has any cause of action or other claim whatsoever against or owes any material amount to, or is owed any material amount by, any Corporation; (c) has any interest in or owns any property or right used in the conduct of the operations of any Corporation; (d) has lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for, any outstanding indebtedness or other outstanding obligations of, or acquired any capital stock, obligations or securities of, any Corporation; or (e) is a party to any Contract used in the operations of any Corporation (other than employment contracts, obligations to directors and other similar matters in the ordinary course of business which do not have a Material Adverse Effect); or (f) received from or furnished to any Corporation any material goods or services (with or without consideration) since December 31, 1994, other than as a past or present officer, director or employee of such Corporation. The term "Insider" shall mean any Shareholder, as well as any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any officer, director or stockholder of a Corporation or any corporation, partnership, trust or other entity in which the Corporation or any such family member has a 5% or greater interest or is a director, officer, partner or trustee. The term Insider shall also include any entity which controls, or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.

               4.25 Names; Certificates. Since January 1, 1992 no Corporation has operated under any names other than those listed in the Trade Register at the Chamber of Commerce, referred to in Section 4.1(f).

               4.26 Bank Accounts; Investments. The 1996 Annual Report sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Corporation or a Subsidiary maintains an account, deposit, safe deposit box, lock box or line of credit or other loan facility relationship or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto. The 1996 Annual Report sets forth an accurate and complete list of all certificates of deposit, debt and other investments (except in Subsidiaries or Coolpart Holdings) owned, beneficially or of record, by any Corporation and all letters of credit in favor of any Corporation.

               4.27 Non-Compete Agreements. No Corporation and no Shareholder is a party to any Contract pursuant to which any of them has agreed to refrain from or in any way be restricted from owning, possessing or using its assets or conducting the Gamko Business in any geographic area, or from hiring or soliciting any Person.

               4.28     Intentionally omitted.

               4.29 Information and Opportunity to Inquire. Each of the Shareholders has been furnished and carefully read this Agreement and the other Transaction Documents.

Each of the Shareholders has been given access to all other documents and information it has requested in connection with making a decision to approve this Agreement. Each Shareholder has had the opportunity to ask questions of representatives of Purchaser and has had all of its questions answered to its satisfaction.

               4.30 Disclosure; Accuracy. All documents, agreements and other papers and materials delivered by or on behalf of any Corporation in connection with this Agreement and the transactions contemplated hereby are true, complete and accurate in all material respects. None of the representations, warranties or statements of the Shareholders contained in this Agreement, or in any other Transaction Document contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the representations, warranties or statements made, in the context in which made, not false or misleading. There is no fact that the Shareholders have not disclosed to Purchaser in writing that causes a Material Adverse Effect or could reasonably be expected to result in a Material Adverse Effect. The Shareholders acknowledge that the statements contained in this Section shall not be deemed to limit or qualify any of the other representations or warranties contained in this Agreement or in any other Transaction Document. The statements contained in the Recitals concerning the Corporations and in the Schedules and Annexes to this Agreement are true, complete and accurate.

            ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

               As an inducement to the Shareholders to enter into this Agreement, Purchaser represents and warrants to the Shareholders that:

               5.1 Corporate Organization and Power. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations thereunder.

               5.2 Authorization. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               5.3 No Violation. Purchaser is not required to obtain any consent or waiver under its certificate of incorporation, its by-laws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree in connection with its execution, delivery or performance of this Agreement. Purchaser shall comply with all applicable laws and with all applicable rules and regulations of all governmental authorities in connection with its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

               5.4 Governmental Authorities and Consents. Purchaser is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No permit, consent, approval or authorization of any governmental or regulatory authority or any other party or person is required of Purchaser in connection with the execution, delivery and performance of this Agreement by Purchaser or the consummation of the transactions contemplated hereby.

               5.5 Developments. From the date hereof to the Closing, Purchaser shall promptly inform the Shareholders in writing of any material variance from the representations and warranties contained in this Article V.

               5.6 Closing Time. For the purposes of indemnification, all of the representations and warranties of the Purchaser in this Article V and elsewhere in this Agreement and all information set forth in any Schedule attached hereto or in any certificate delivered to Shareholders are true and correct on the date hereof and shall be true and correct at the Closing Time (as though the Closing Time were substituted for the date of this Agreement).

               5.7 Disclosure. All documents, agreements and other papers and materials delivered by or on behalf of Purchaser in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby are true, complete and accurate. None of the representations, warranties or statements of Purchaser contained in this Agreement, in the Schedules or Exhibits hereto, or in any other Transaction Documents executed or delivered by it contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the representations, warranties or statements made, in the context in which made, not false or misleading.

                       ARTICLE VI.  INTENTIONALLY OMITTED


                       ARTICLE VII.  INTENTIONALLY OMITTED

                            ARTICLE VIII.  COVENANTS

               8.1      Intentionally omitted.

               8.2      Intentionally omitted.

               8.3      Intentionally omitted.

               8.4      Intentionally omitted.

               8.5 All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. If at any time after the Closing Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

               8.6 Consents and Approvals. Each party hereto shall (a) use reasonable efforts to obtain all necessary permits, consents, waivers, approvals, orders and authorizations of all Governmental Authorities and other Persons required to be obtained by such party hereto in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby by such party, (b) diligently assist and cooperate with the other parties hereto in preparing and filing all documents required to be submitted by the other parties hereto to any Governmental Authority in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and in obtaining any permits, consents, waivers, approvals, orders and authorizations which may be required to be obtained by Purchaser in connection therewith and (c) keep the other parties hereto apprised of the status of any inquiries made by any Governmental Authority with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

               8.7      Intentionally omitted.

                              ARTICLE IX.  INTENTIONALLY OMITTED

                                    ARTICLE X.  INDEMNIFICATION

               10.1 Survival. The representations, warranties, covenants and agreements set forth in this Agreement will survive the Closing Time and the consummation of the transactions contemplated hereby but can be affected by any examination made for or on behalf of Purchaser, or the knowledge of Purchaser or its officers, directors, stockholders, employees or agents, except as has been specifically disclosed in the Schedules attached hereto. Unless notice of a claim for indemnification due to a breach of a representation and warranty is given prior to the time periods specified in Section 10.2(b) with respect to the sections referred to therein (in which case the representation and warranty shall survive with respect to such claim), the representations and warranties shall terminate following the applicable period, if any, specified in Section 10.2(b).

               10.2     Indemnification.

                        (a) Subject to subsections (b), (c) and (h) below, the Shareholders shall each jointly and severally indemnify Purchaser and the Corporations and hold them harmless against any loss, liability, deficiency, damage or expense (including reasonable legal expenses and costs) (collectively "Losses") which Purchaser or the Corporations may suffer, sustain or become subject to, as a result of the breach by any Shareholder of any representation, warranty, covenant or agreement contained in this Agreement.

                        (b) Purchaser and the Corporations shall not be entitled to indemnification for any Losses relating to breaches of the representations and warranties set forth in Article IV unless written notice of the claim is given to the Shareholders prior to December 31, 1998; except that in the case of claims arising under Section 4.8 notice may be given prior to December 31, 2001.

                        (c) Purchaser shall indemnify the Shareholders and hold them harmless against any Losses which the Shareholders may suffer, sustain or become subject to, as the result of a breach of any representations, warranty, covenant or agreement by purchaser contained in this Agreement; provided that Purchaser shall be liable for losses resulting from a breach of the representations and warranties set forth in Article V hereof only if the aggregate amount of all such losses relating to all such breaches exceeds DFL 20,000 in which case Purchaser shall be liable to the Shareholders for only such Losses which exceed DFL 20,000.

                        (d) In the event of any third party claim subject to indemnification hereunder, Purchaser or the Corporations shall promptly notify the Shareholders; provided, however, that no delay by the Purchaser or the Corporations in notifying the Shareholders shall relieve the Shareholders from any liability or obligation hereunder unless (and then solely to the extent) the Shareholders thereby are damaged. The Shareholders shall be entitled to undertake the defense of any third party claim once the Shareholders have acknowledged in writing that the Shareholders are indemnifying the Purchaser or the Corporations with respect to any such third party claim, whether or not involving litigation; provided that Purchaser or the Corporations may at their election participate (at their own expense) in such defense to the extent that in their reasonable discretion they believe that such claim will or may affect their business. The Shareholders shall not settle any such claim for consideration other than money which the Shareholders will pay without the prior written consent of Purchaser. Purchaser shall, at the Shareholders' expense, provide to the Shareholders any information available to Purchaser which relates to any claim to indemnification and which is reasonably requested by the Shareholders.

                        (e) All amounts paid pursuant to this Section 10.2 by one party to another party shall be treated as an adjustment to the Purchase Price. All claims for indemnification under this Agreement shall be net of any actual Tax savings realized by the indemnified party in connection therewith and net of any insurance proceeds which the indemnified party has received with respect to third party claims. If, contrary to the intent of the parties as expressed in the first sentence of this paragraph (e), any payment to the Purchaser and the Corporations is treated as income for income tax purposes, then the indemnifying party shall indemnify and hold harmless the recipient from any liability for Tax attributable to the receipt of such payment.

                        (f) Any claim for indemnification shall be paid in cash within 10 days following a determination that indemnification is owed and the amount of such claim (whether by agreement, court judgment or other third party mechanism mandated on, or agreed to by, the parties hereto) and shall bear interest at a rate of 10% per annum (compounded semi-annually) from the date such indemnification claim arose until the date such claim is paid or any offset is effective; provided that if payment of a third party claim is payable over time, the Shareholders may, instead of immediately paying such amount, assume such payments on terms reasonably satisfactory to Purchaser. Without limiting Purchaser's or the Corporations' rights or remedies, Purchaser or the Corporations shall be entitled to offset indemnification obligations of the Shareholders hereunder against any amount due to the Shareholders under the Potential Operations Incentive referred to in Section 1.4 or from the escrow account referred to in Section 1.3(e); except that Purchaser shall not set off any amounts due to any Shareholder for a breach of an Employment and Non-Competition Agreement by a Person who was not the owner of such Shareholder at the time of this Agreement. The rights of set off granted under this Agreement are in addition to all other rights and remedies available to Purchaser.

                        (g) In the event of any indemnification claim owed by the Shareholders to Purchaser or the Corporations, each Shareholder shall only be liable for the proceeds received by each (and any permitted transferee of such person) under this Agreement.

                        (h) In the event of any indemnification claim owed to Purchaser by the Shareholders, the Shareholders shall only be liable for the amount in the escrow account of $2,200,000. The sum of (potential) claims can never exceed this amount. The two preceding sentences shall not limit the personal obligation of the individual Shareholders of Coolpart with respect to their representations in Section 4.1(a).

                     ARTICLE XI.  POST-CLOSING OBLIGATIONS

               11.1 Disposal of Records. Purchaser shall maintain records to the extent reasonably required to achieve the purposes of this Agreement.

               11.2 Press Release and Announcements. No press releases or public announcement related to the transactions contemplated by this Agreement, or other announcements to the employees, customers and suppliers of the Corporations shall be issued without the joint approval of Purchaser and the Shareholders, which approval shall not be unreasonably withheld.

               11.3 Expenses. Each party hereto shall pay all of its own expenses (including attorneys and accountants fees) in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement.

               11.4 Further Assurances. From and after the Closing, the Shareholders will, at Purchaser's expense, execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate or evidence the transfer to Purchase of the Shares.

               11.5 Shareholder Actions. From the date hereof, the Shareholders shall not take or cause to be taken any action which is intended to discourage suppliers, lessors, and other business associates from maintaining the same business relationships with Purchaser or the Corporations after the date of this Agreement as were maintained with the Corporations prior to the date of this Agreement.

               11.6 Tax Cooperation. After the Closing, Shareholders shall cooperate in the preparation of all Returns for the Corporations relating to 1997 and in connection with any investigation of any returns for any of the Corporations for any prior year.

                         ARTICLE XII.  NON-COMPETITION.

               12.1 Restrictions. The Shareholders (a term which for the purposes of this Article XII also includes Messrs. A.C.M. van Gils, P.W. Van Den Dries and J.C.B. Broos as individuals) acknowledge that Purchaser has paid valuable consideration to acquire the stock of Gamko and Coolpart, and that the value of the Purchased Stock depends on the value of the business and assets of the Corporations, particularly customer and supplier lists, Know-how, goodwill and other proprietary business information and trade secrets of the Corporations. The use by any Shareholder of these relationships and such confidential information in a business or activity which competes with the Corporations' operation of their business would provide the competing business with an unfair advantage over the Corporations. Accordingly, Purchaser wishes to restrict the Shareholders' use of such information and their ability to compete with Gamko and its Related Affiliates. The Shareholders acknowledge that the restrictions set forth in each Section of this Article XII are distinct and independent restrictions and agree, for the Purchase Price described in Article I, to comply with the terms of this Article XII, all of which are reasonable and necessary to protect the confidential business information and trade secrets of the Corporations and to prevent any unfair advantage from being conferred upon a competing business. Without limiting the foregoing, the Shareholders acknowledge and agree that Purchaser's desire to acquire the Purchased Shares is based, among other things, on the Shareholders' knowledge of trade secrets, customer relationships and expertise and that the experience, expertise and relationship of the Shareholders with the Corporation's suppliers and customers and the Shareholders' knowledge of trade secrets provide a unique, competitive advantage to the Corporations which materially and favorably benefit the business and prospects of the Corporations.

               12.2 Non-competition. No Shareholder shall, during the period from the Closing through December 31, 1999 ("Non-Comp Period"), directly or indirectly, either by himself, or as a stockholder, partner, associate, consultant, owner, agent, licensor, creditor, coventurer of any other Person or in any other capacity, engage (except on behalf of Gamko or Coolpart) in the business of manufacturing, sourcing, distributing, marketing and/or selling any other product manufactured, distributed or sold or similar to products manufactured, distributed or sold by any Corporation on the Closing Date or within a two year period prior to the Closing Date (each a "Prohibited Business" and such products being individually and collectively called "Products") within the Prohibited Area; provided that nothing herein shall prohibit any Shareholder from being an owner of not more than 5% of the outstanding stock or debt of any class of a corporation which is publicly traded, so long as such Shareholder does not actively participate in the business of such corporation. The term "Prohibited Area" means the countries of the European Union plus the Czech Republic, Slovakia, Poland and Thailand. Each Shareholder further agrees that he shall not directly or indirectly engage in any business at any time under a trademark or trade name that is confusingly similar to or may connote an association with any Trademark or Trade Name of any Corporation.

               12.3 Non-Interference with Business Relations. Notwithstanding anything to the contrary contained herein, during the Non- Comp Period, no Shareholder shall, without the prior written consent of Gamko, solicit, induce or attempt to solicit or induce any supplier or other business relation of Gamko's to terminate or otherwise alter its relationship with Gamko or any other Corporation, or in any other way interfere with the relationship with any customer or business relation of any of them.

               12.4 Solicitation of Customers and Employees. Notwithstanding anything to the contrary contained herein, during the Non- Comp Period, no Shareholder shall, directly or indirectly, on behalf of itself, or as a stockholder, partner, employee, consultant, adviser, owner, associate, agent, licensor, creditor, coventurer of any other person (other than Gamko or another Corporation), or in any other capacity, (i) sell to or solicit sales of products (as defined above) from any customer or account which was a customer or account of any Corporation as of the Closing Time or within one year prior thereto, or (ii) solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire any Person who was an employee of any Corporation as of the Closing Time or within the six month period prior thereto.

               12.5 Confidential Information. Each Shareholder recognizes that Gamko's business interests require the fullest practical protection and confidential treatment of all information, not generally known within the relevant trade group or by the public, including all documents, writings, memoranda, business plans, illustrations, designs, plans, processes, programs, inventions, computer software, reports, sources of supply, customer lists, supplier lists, trade secrets, and all other valuable or unique information and techniques acquired, developed or used by any Corporation relating to their respective businesses, operations, employees, suppliers and customers (hereinafter collectively termed "Protected Information"). Each Shareholder expressly acknowledges and agrees that Protected Information constitutes trade secrets and confidential and proprietary business information of Gamko. Protected Information shall not include information which is or becomes part of the public domain through no breach of this Agreement by any Shareholder. Each Shareholder acknowledges that Protected Information is essential to the success of the Business presently conducted by Gamko and the other Corporations, and it is the policy of Gamko to maintain as secret and confidential Protected Information which gives Gamko a competitive advantage over those who do not know the Protected Information, and Protected Information is expressly and implicitly protected by Gamko from unauthorized disclosure. Accordingly, each Shareholder agrees to hold such Protected Information in a fiduciary capacity, to keep secret and to treat confidentially, and not to permit any other Person to, directly or indirectly, appropriate, divulge, disclose or otherwise disseminate to any other Person nor use in any manner for any Shareholder's or any other Person's purposes or benefit any Protected Information, and not to use or aid others in using any such Protected Information, except to the extent that disclosure is required by law. This obligation of non-disclosure of information shall continue to exist for so long as such information remains Protected Information.

               12.6 Scope. If, at the time of enforcement of this Article XII, a court shall hold that the duration, penalty, scope or area restrictions stated herein are unreasonable, the parties agree that the maximum duration, penalty, scope or area which is reasonable shall be substituted for the stated duration, scope or area.

               12.7 Remedies. (a) Each Shareholder agrees that if it shall commit or threaten to commit a breach of any of the covenants and agreements contained in this Article XII, then Gamko (including any successor or assign of its Business) shall have the right to seek and obtain all appropriate injunctive and other equitable remedies therefor, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury and that money damages would not provide an adequate remedy therefor.

                        (b) Without limiting any other remedies of Gamko and the Purchaser hereunder, if any of the Shareholders breach any of their obligations contained in the preceding Sections of this Article XII, each such Shareholder shall immediately, without any action or formality then being required to be taken or fulfilled, forfeit for the benefit of Purchaser (or, at its discretion, for the benefit of Gamko), from the escrow account created pursuant to Section 1.3(e) or otherwise, an immediately payable penalty of DLF 300,000 for each infringement and of DLF 5,000 for each day such infringement continues, without any damages or losses being required to be proven and without prejudice to the right of each of the Purchaser and Gamko to claim full compensation of damages if there are grounds for doing so. Such penalties shall not be capable of mitigation.

                      ARTICLE XIII.  INTENTIONALLY OMITTED

                     ARTICLE XIV.  MISCELLANEOUS PROVISIONS

               14.1 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding on a Shareholder only if such amendment or waiver is set forth in a writing executed by the Shareholders and that any such amendment or waiver shall be binding upon Purchaser only if such amendment or waiver is set forth in a writing executed by Purchaser. No course of dealing between or among the parties to this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party to this Agreement.

               14.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with receipt confirmed), sent by overnight express courier or (ii) five days following mailing by first class mail, postage prepaid. Notices, demands and communications, shall, unless another address is specified in writing, be sent to the address indicated below:

               Notices to the Shareholders:
               ---------------------------

               Argil B.V. and A.C.M. van Gils
               Voreneindseweg 71
               4714 RG Sprundel
               The Netherlands

               PeWe Beheer and P.W. Van Den Dries
               Dennenweg 4A
               4041 KN Prinsenbeak
               The Netherlands

               Professional Management Development Europe B.V.
               Takkebijsters 37
               4817 BL Breda
               The Netherlands

               J.B.C. Broos
               Strijbeek 1
               B--2328 Mierle
               Belgium

               Notices to Purchaser:
               --------------------

               Jeffrey P. Rhodenbaugh, President
               Specialty Equipment Companies
               1245 Corporate Boulevard
               Aurora, IL 60504
               U.S.A.

                        With a copy to:
                        --------------

                        Donald P. Horwitz
                        Sonnenschein Nath & Rosenthal
                        8000 Sears Tower
                        Chicago, IL 60606
                        U.S.A.

       Notices to the Corporations shall, prior to the Closing, be sent to the Shareholders and, following the Closing, be sent to the Purchaser.

                        14.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement may not be assigned by a party hereto without the other parties' prior written consent, except that no consent shall be required with respect to an assignment to any lender of Purchaser or its subsidiaries.

               14.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

               14.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any person.

               14.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

               14.7 Complete Agreement. The Exhibits and Schedules attached to this Agreement are hereby incorporated into this Agreement and any reference to this Agreement shall include the Exhibits and Schedules attached hereto. This Agreement and the agreements and documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. Without limiting the foregoing, this Agreement supersedes the Letter of Intent, and such Letter of Intent shall have no further force and effect.

               14.8 Counterparts. This Agreement may be executed in one or more counterparts all of which taken together shall constitute one and the same instrument.

               14.9 No Rescission. The parties hereto waive their rights under Articles 6:265 et seq. of the Netherlands Civil Code to claim rescission ("ontbinding") of this Agreement.

               14.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Netherlands. All disputes arising in connection with this Agreement and/or any of the Exhibits and Schedules attached thereto or any further agreements arising from this Agreement shall be exclusively submitted at first instance to the competent court in Breda, the Netherlands.

               14.11 Waivers, Amendments and Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived only by a written instrument signed by Purchaser and the Shareholders. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         OFFICIAL SEAL                 SPECIALTY EQUIPMENT COMPANIES, INC.
         KIM DE KRUYFF
NOTARY PUBLIC, STATE OF ILLINOIS
 MY COMMISSION EXPIRES 5-15-98       By:         [SIG]
                                             --------------------------------
                                             Its:  President & CEO
Sworn before me this                             ----------------------------
10th day of August, 1997
                                         THE SHAREHOLDERS
    Kim de Kruyff
----------------------
    Notary Public


GAMKO SHAREHOLDERS:             COOLPART SHAREHOLDERS:

ARGIL BEHEER B.V.


By:____________________________*          __________________________________*
   A.C.M. van Gils                        A.C.M. van Gils


PE WE BEHEER B.V.


By:___________________________*           _________________________________*
   P.W. Van Den Dries                     P.W. Van Den Dries



PROFESSIONAL MANAGEMENT DEVELOPMENT EUROPE B.V.


By:__________________________*            _________________________________*
   J.B.C. Broos                           J.B.C. Broos


                       COOLPART B.V. FOR THE PURPOSES OF SECTION 1.3(c)

                       COOLPART B.V.

                    By:___________________________________________________
                       A.C.M. Van Gils

       * By execution of this Agreement, the above signatory hereby (a) expressly agrees to be individually bound by Article XII of this Agreement and to perform in accordance therewith, (b) personally guarantees that Gamko is the holder of all the Capital Stock of Gamko Operating, free and clear of all liens, charges, security interests, options proxies, pledges, voting trusts or agreements, rights of first refusal or other encumbrances or restrictions, (c) confirms that he is jointly and severally liable with the other individual Shareholders for the guarantee made in Section 4.1(a) (respecting reimbursement for the missing 25% of SARL shares), and (d) irrevocably appoints and authorizes J.B.C. Broos to act on his behalf under this Agreement and agrees that the acts and omissions of J.B.C. Broos shall be the acts and omissions of the Shareholders hereunder and that Purchaser shall be entitled to rely thereon. The foregoing shall not affect the joint and several liability of the Shareholders as provided in this Agreement.

       The undersigned hereby (a) expressly agrees to be individually bound by
Article XII of this Agreement and to perform in accordance therewith and (b) accepts his irrevocable appointment and authorization to act on behalf of the other Shareholders under this Agreement.


                                  __________________________________
                                  J.B.C. Broos

                                   EXHIBIT A

                                 DEFINED TERMS

       The following list of some of the terms defined in the Agreement shall have the meanings ascribed to them or referenced below:

$ shall always mean United States Dollars.

Agreement as defined in the introductory paragraph.

Business as defined in the Recitals.

Closing as defined in Section 1.3.

Closing Time as defined in Section 1.3.

Compensation Plans as defined in Section 8.2.

Contracts as defined in Section 4.17(b).

Controlled Group as defined in Section 4.19(e).

Effective Time as defined in Section 1.5.

Environmental Laws as defined in Section 4.23(a).

Gamko as defined in the Recitals.

Gamko Operating as defined in Section 4.1.

Governmental Authority shall mean any court (national, state, local, foreign or otherwise), any arbitration or other alternative dispute mechanism, any national, state, local, foreign or other government or governmental department, agency, board, commission, bureau or instrumentality and any other regulatory authority.

Hazardous Substances as defined in Section 4.23(a).

Indebtedness for Borrowed Money shall mean, as to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under equipment leases and (v) any of the foregoing guaranteed by such Person. Indebtedness of a Corporation with respect to Letters of Credit issued for the benefit of any of them and described on Schedule 4.26 hereto shall not be deemed to be

Indebtedness for Borrowed Money provided each such Letter of Credit has been issued in the ordinary course of the Corporation's business, consistent with past practices.

Independent Accountant as defined in Section 6.2(iv).

Insider as defined in Section 4.24.

Know-how shall mean specialized knowledge which is proprietary to one or more Corporations (including product knowledge and use and application knowledge), formulae, product formulations, processes, product designs, specifications, quality control, procedures, manufacturing, engineering and other drawings, computer data bases and software, technology, other intangibles, technical information, safety information, engineering data and design and engineering specifications, research records, market surveys and all promotional literature, customer and supplier lists and similar data.

Letter of Intent as defined in Section 1.6.

Liability as defined in Section 4.9.

License Agreements as defined in Section 4.15(a)

Losses as defined in Section 10.2(a).

Material Adverse Effect as defined in Section 4.6(a).

Material Contract as defined in Section 4.17(b).

Patents shall mean patents (including all reissues, reexaminations, divisions, continuations in part and extensions thereof), utility models, patent applications and disclosures docketed and patent continuations.

Person shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

Personal Property Leases as defined in Section 4.12(b).

Plan as defined in Section 4.19(a).

Protected Information as defined in Section 12.5.

Real Estate as defined in Section 4.10(b).

Real Estate Leases as defined in Section 4.10(b).

Rental Real Estate as defined in Section 4.10(b).

Returns as defined in Section 4.8(a).

Rules shall mean any national, state, local or foreign statute, law, code, ordinance, rule, regulation, judgment, writ, decree, injunction, order, concession, grant, franchise, permit or license or other governmental or regulatory authorization or approval applicable to the Corporations or the Shareholders or any of their respective assets, properties or operations.

Shareholders as defined in the introductory paragraph.

Supply and Purchase Contracts as defined in Section 4.17(b).

Tax or Taxes as defined in Section 4.8(a).

Trade Names shall mean (i) trade names, (ii) brand names, and (iii) logos and all other names and slogans used in the Business.

Trademarks shall mean trademarks, service marks, brand marks, registrations thereof, pending applications for registration thereof, and such unregistered rights which are used in the Business.

Transaction Documents shall mean this Agreement, the Employment Agreements and all other agreements, certificates and documents required to be delivered in connection with the foregoing.

                                  Schedule 1.2




                                  Percentage Share of         Percentage Share of        Percentage Share of
                                       $18,547,751.77               $2,060,861.31                $936,755.14
 Argil Beheer B.V.                         32.757347%                  32.757347%                 33.333333%
 A.C.M. van Gils                            0.575986%                   0.575986%                  0.000000%

 Pe We Beheer B.V.                         32.757347%                  32.757347%                 33.333333%
 P.W. Van Den Dries                         0.575986%                   0.575986%                  0.000000%

 Professional Management
 Development Europe B.V.                   32.757347%                  32.757347%                 33.333333%

 J.B.C. Broos                               0.575986%                   0.575986%                  0.000000%

 Total                                    100.000000%                 100.000000%                100.000000%

                                                              Sheet 1


                                                Total                                 Down Payment    Escrow Payment     Earnout
                                                ---------------------------------------------------------------------------------
Agreed Price                                        23,000,000          22,000,000      19,800,000      2,200,000       1,000,000
Base Exchange Rate                                      1.9729              1.9729          1.9729         1.9729          1.9729
August 7 rate                                           2.1061              2.1061          2.1061         2.1061          2.1061

Price equals                                     21,546,388.22       20,608,613.08   18,547,751.77   2,060,861.31      936,755.14

Schedule 1.2
Calculations:
 Final $22 million price in $ after
  exchange rate adjustments                      20,608,613.08
 Same number in DLF at
  August 7 exchange rate                            43,403,800
 DLF allocated to Coolpert                             750,000
 Coolpert Allocation %                               1.727959%
 Gamko Allocation %                                 98.272041%



                                                                                        Percentage      Percentage     Percentage
                                                                                         Share of        Share of       Share of
                                                                                      $18,547,751.77  $2,060,861.31   $936,755.14
                                                                                      -------------------------------------------
 Argil Beheer B.V.                                                                        32.757347%     32.757347%    33.333333%
 A.C.M. van Gils                                                                           0.575986%      0.575986%     0.000000%
 Pe We Beheer B.V.                                                                        32.757347%     32.757347%    33.333333%
 P.W. Van Den Dries                                                                        0.575986%      0.575986%     0.000000%
 Professional Management
 Development Europe B.V.                                                                  32.757347%     32.757347%    33.333333%

 J.B.C. Broos                                                                              0.575986%      0.575986%     0.000000%

 Total                                                                                   100.000000%    100.000000%   100.000000%